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                                                                    EXHIBIT 23.1


The Board of Directors
Telemate.Net Software, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-81443) on Form S-8 of Telemate.Net Software, Inc. of our report dated February 11, 2000, relating to the balance sheets of Telemate.Net Software, Inc. as of December 31, 1999, and 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999, annual report on Form 10-K of Telemate.Net Software, Inc.


/s/ KPMG LLP

KPMG LLP
Atlanta, Georgia
March 28, 2000